UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No._)

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[   ]     Preliminary Proxy Statement
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[X]     Definitive Proxy Statement
[   ]     Definitive Additional Materials
[   ]     Soliciting Material Pursuant to §240.14a-12

CAPITOL FEDERAL FINANCIAL

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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 December 11, 2008

Dear Fellow Stockholder:

On behalf of the Board of Directors and management of Capitol Federal Financial, we cordially invite you to attend the annual meeting of Capitol Federal Financial stockholders.  The meeting will be held at 10:00 a.m. local time on Wednesday, January 14, 2009, at the Bradbury Thompson Center, 1700 S.W. Jewell, located on the Washburn University Campus, in Topeka, Kansas.

We encourage you to attend the meeting in person.  Whether or not you plan to attend, however, please read the enclosed proxy statement and then complete, sign and date the enclosed proxy card and return it in the accompanying postpaid return envelope as promptly as possible.  Alternatively, you may vote over the Internet or by telephone if the enclosed proxy card so indicates.  Your prompt response will save us additional expense in soliciting proxies and will ensure that your shares are represented at the meeting.

Your Board of Directors and management are committed to the success of Capitol Federal Financial and the enhancement of your investment.  As Chairman of the Board, I want to express my appreciation for your confidence and support.

Very truly yours, /s/ John C. Dicus JOHN C. DICUS Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JANUARY 14, 2009

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Capitol Federal Financial will be held as follows:

TIME	10:00 a.m. local time Wednesday, January 14, 2009
PLACE	Bradbury Thompson Center Washburn University Campus 1700 S.W. Jewell Topeka, Kansas
ITEMS OF BUSINESS	(1)	The election of two directors of Capitol Federal Financial.
	(2)	The ratification of the appointment of Deloitte & Touche LLP as Capitol Federal Financial's independent auditors for the fiscal year ending September 30, 2009.
RECORD DATE

Holders of record of Capitol Federal Financial common stock at the close of business on November 14, 2008 are entitled to vote at the annual meeting or any adjournment or postponement thereof.  A complete list of stockholders entitled to vote at the meeting will be available for your inspection at our executive offices during the 20 days prior to the meeting, as well as at the meeting.

PROXY VOTING

It is important that your shares be represented and voted at the annual meeting.  You can vote your shares by completing and returning the enclosed proxy card.  Registered stockholders, that is, stockholders who hold their stock in their own name, can also vote their shares over the Internet or by telephone.  If Internet or telephone voting is available to you, voting instructions are printed on the proxy card sent to you. Regardless of the number of shares you own, your vote is very important.  Please act today.

BY ORDER OF THE BOARD OF DIRECTORS /s/ John C. Dicus JOHN C. DICUS Chairman of the Board

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to be held on January 14, 2009:

The proxy statement and annual report to stockholders are available at
http://ir.capfed.com/sec.cfm?DocType=Proxy&Year=2008

Topeka, Kansas
December 11, 2008

CAPITOL FEDERAL FINANCIAL
700 S. Kansas Avenue
Topeka, Kansas 66603
(785) 235-1341
_______________________________

PROXY STATEMENT
_______________________________

INTRODUCTION

The Capitol Federal Financial Board of Directors is using this proxy statement to solicit proxies from the holders of common stock of Capitol Federal Financial for use at Capitol Federal Financial's upcoming annual meeting of stockholders.  The annual meeting of stockholders will be held at 10:00 a.m. local time on Wednesday, January 14, 2009 at the Bradbury Thompson Center, 1700 S.W. Jewell, located on the Washburn University Campus, in Topeka, Kansas.  At the meeting, stockholders will be asked to vote on two proposals.  The proposals are set forth in the accompanying Notice of Annual Meeting of Stockholders and are described in more detail below.  Stockholders also will consider any other matters that may properly come before the meeting, although the Board of Directors knows of no other business to be presented.  Capitol Federal Financial is referred to in this proxy statement from time to time as "Capitol Federal Financial" or the "Company."  Certain of the information in this proxy statement relates to Capitol Federal Savings Bank (“Capitol Federal Savings” or the “Bank”), a wholly owned subsidiary of the Company.

By submitting your proxy, either by executing and returning the enclosed proxy card or by voting electronically via the Internet or by telephone, you authorize the Company's Board of Directors to represent you and vote your shares at the meeting in accordance with your instructions.  The Board of Directors also may vote your shares to adjourn the meeting from time to time and will be authorized to vote your shares at any adjournments or postponements of the meeting.

This proxy statement and the accompanying materials are being mailed to stockholders on or about December 11, 2008.

Your proxy vote is important.  Whether or not you plan to attend the meeting, please submit your proxy promptly either in the enclosed envelope, via the Internet or by telephone.

INFORMATION ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

At the annual meeting, stockholders will be asked to vote on the following proposals:

Proposal 1.	The election of two directors of Capitol Federal Financial.

Proposal 2.	The ratification of the appointment of Deloitte & Touche LLP as Capitol Federal Financial's independent auditors for the fiscal year ending September 30, 2009.

The stockholders also will transact any other business that may properly come before the meeting.  Members of our management team will be present at the meeting to respond to appropriate questions from stockholders.

Who is entitled to vote?

The record date for the meeting is November 14, 2008.  Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the meeting.  The only class of stock entitled to be voted at the meeting is Capitol Federal Financial common stock.  Each outstanding share of common stock is entitled to one vote for all matters before the meeting.  At the close of business on the record date there were 74,082,168 shares of common stock outstanding.

What if my shares are held in "street name" by a broker?

If you are the beneficial owner of shares held in "street name" by a broker, your broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions.  If you do not give instructions to your broker, your broker nevertheless will be entitled to vote the shares with respect to "discretionary" items, but will not be permitted to vote your shares with respect to any "non-discretionary" items.  In the case of non-discretionary items, the shares will be treated as "broker non-votes." Whether an item is discretionary is determined by the exchange rules governing your broker.  Each of the proposals described in this proxy statement is expected to be considered a discretionary item.

What if my shares are held in Capitol Federal Financial's employee stock ownership plan?

We maintain an employee stock ownership plan which beneficially owns approximately 3.5% of Capitol Federal Financial's common stock.  Employees of Capitol Federal Financial and Capitol Federal Savings participate in the employee stock ownership plan.  Each participant instructs the trustee of the plan how to vote the shares of common stock allocated to his or her account under the employee stock ownership plan.  If a participant properly executes the voting instruction card distributed by the trustee, the trustee will vote the participant's shares in accordance with the instructions.  Where properly executed voting instruction cards are returned to the trustee with no specific instruction as to how to vote at the annual meeting, the trustee will vote the shares "FOR" each of the proposals set forth in this proxy statement.  In the event the participant fails to give timely voting instructions to the trustee with respect to the voting of the common stock that is allocated to his or her employee stock ownership plan account, the trustee will vote such shares "FOR" each of the proposals set forth in this proxy statement.  The trustee will vote the shares of Capitol Federal Financial common stock held in the employee stock ownership plan but not allocated to any participant's account in the same proportion as directed by the participants who directed the trustee as to the manner of voting their allocated shares in the employee stock ownership plan with respect to each proposal.

How many shares must be present to hold the meeting?

A quorum must be present at the meeting for any business to be conducted.  The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum.  Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What if a quorum is not present at the meeting?

If a quorum is not present at the scheduled time of the meeting, the stockholders who are represented may adjourn the meeting until a quorum is present.  The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given.  An adjournment will have no effect on the business that may be conducted at the meeting.

How do I vote?

1.  You may vote by mail.  If you properly complete and sign the accompanying proxy card and return it in the enclosed envelope, it will be voted in accordance with your instructions.

2.  You may vote by telephone. If you are a registered stockholder, that is, if you hold your stock in your own name, you may vote by telephone by following the instructions included on the proxy card.  If you vote by telephone, you do not have to mail in your proxy card.

3.  You may vote on the internet.  If you are a registered stockholder, that is, if you hold your stock in your own name, you may vote on the Internet by following the instructions included on the proxy card.  If you vote on the Internet, you do not have to mail in your proxy card.

4.  You may vote in person at the meeting.  If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the annual meeting.  However, if your shares are held in the name of your broker, bank or other nominee, you will need to obtain a proxy form from the institution that holds your shares indicating that you were the beneficial owner of Capitol Federal Financial common stock on November 14, 2008, the record date for voting at the annual meeting.

Can I vote by telephone or on the Internet if I am not a registered stockholder?

If your shares are held in "street name" by a broker or other nominee, you should check the voting form used by that firm to determine whether you will be able to vote by telephone or on the Internet.

Can I change my vote after I submit my proxy?

If you are a registered stockholder, you may revoke your proxy and change your vote at any time before the polls close at the meeting by:

•	signing another proxy with a later date;
•	voting by telephone or on the Internet -- your latest telephone or Internet vote will be counted;
•	giving written notice of the revocation of your proxy to the Secretary of Capitol Federal Financial prior to the annual meeting; or
•	voting in person at the annual meeting.

If you have instructed a broker, bank or other nominee to vote your shares, you must follow directions received from your nominee to change those instructions.

What if I do not specify how my shares are to be voted?

If you are a registered stockholder and you submit an executed proxy but do not indicate any voting instructions, your shares will be voted:

•	FOR the election of the two director nominees to Capitol Federal Financial's Board of Directors; and
•	FOR ratification of the appointment of Deloitte & Touche LLP as Capitol Federal Financial's independent auditors for the fiscal year ending September 30, 2009.

Will any other business be conducted at the annual meeting?

The Board of Directors knows of no other business that will be conducted at the meeting.  If any other proposal properly comes before the stockholders for a vote at the meeting, however, the proxy holders will vote your shares in accordance with their best judgment.

How many votes are required to approve the proposals?

Director nominees who receive the highest number of votes for the positions to be filled will be elected.  Ratification of the appointment of Deloitte & Touche LLP as Capitol Federal Financial's independent auditors requires the affirmative vote of the majority of votes cast on the matter, in person or by proxy, at the annual meeting.  Capitol Federal Savings Bank MHC, which owns 70.5% of Capitol Federal Financial's outstanding common stock, intends to vote its shares in favor of each of the director nominees and in favor of the ratification of the appointment of Deloitte & Touche LLP as Capitol Federal Financial's independent auditors for the fiscal year ending September 30, 2009.

How will withheld votes and abstentions be treated?

If you withhold authority to vote for one or more director nominees or if you abstain from voting on the proposal to ratify the appointment of the independent auditors, your shares will still be included for purposes of determining whether a quorum is present.  In addition, if you abstain from voting on the ratification of the appointment of the independent auditors, your shares will be included in the number of shares voting on that proposal and, consequently, your abstention will have the same practical effect as a vote against that proposal.

How will broker non-votes be treated?

Shares treated as broker non-votes on one or more proposals will be included for purposes of calculating the presence of a quorum.  Otherwise, shares represented by broker non-votes will be treated as shares not entitled to vote on a proposal.  Consequently, any broker non-votes will have the following effects:

Proposal 1.	Broker non-votes will have no effect on the election of directors.
Proposal 2.
Broker non-votes will not be counted in determining the number of shares necessary for ratification of the appointment of the Company's independent auditors and will, therefore, reduce the absolute number, but not the percentage, of the affirmative votes required for the approval of this proposal.

STOCK OWNERSHIP

The following table presents information regarding the beneficial ownership of Capitol Federal Financial common stock, as of November 14, 2008, by:

•	Capitol Federal Savings Bank MHC, which is the only stockholder known by management to beneficially own more than five percent of the outstanding common stock of Capitol Federal Financial;

•	each director of Capitol Federal Financial and nominee for election;

•	each executive officer of Capitol Federal Financial named in the "Summary Compensation Table" appearing below; and

•	all of the executive officers, directors and director nominees as a group.

The persons named in the following table have sole voting and investment powers for all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the footnotes to this table.  The address of each of the beneficial owners, except where otherwise indicated, is the same address as that of Capitol Federal Financial.  An asterisk (*) in the table indicates that the individual beneficially owns less than one percent of the outstanding common stock of Capitol Federal Financial.  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "SEC").  As of November 14, 2008, there were 74,082,168 shares of Capitol Federal Financial common stock outstanding.

Name of Beneficial Owner	Beneficial Ownership(1)		Percent of Common Stock Outstanding

Significant Stockholder
Capitol Federal Savings Bank MHC 700 S. Kansas Avenue Topeka, Kansas 66603	52,192,817	(2)	70.5%

Directors, Director Nominees and Executive Officers
John C. Dicus, Chairman of the Board	591,020	(3)	*
John B. Dicus, President, Chief Executive Officer and Director	563,786	(1)(4)	*
B. B. Andersen, Director	94,288	(5)	*
Jeffrey M. Johnson, Director	41,000	(1)	*
Michael T. McCoy, M.D. Director	40,000	(1)	*
Jeffrey R. Thompson, Director	51,200	(1)(6)	*
Marilyn S. Ward, Director	71,714		*
R. Joe Aleshire, Executive Vice President for Retail Operations	185,757	(1)(7)	*
Larry K. Brubaker, Executive Vice President for Corporate Services	180,343	(1)(8)	*
Morris J. Huey, II, Executive Vice President and Chief Lending Officer and Director Nominee	104,108	(9)	*
Kent G. Townsend, Executive Vice President and Chief Financial Officer	78,864	(1)(10)	*
Directors, director nominees and executive officers of Capitol Federal Financial as a group (12 persons)	2,021,869	(11)	2.7%

___________________
(1)
Included in the shares beneficially owned by the named individuals are options to purchase shares of Capitol Federal Financial common stock which are currently exercisable or which will become exercisable within 60 days after November 14, 2008, as follows: Mr. John B. Dicus – 25,775 shares; Mr. Johnson – 30,000 shares; Dr. McCoy – 30,000 shares; Mr. Thompson - 40,000 shares; Mr. Aleshire - 10,000 shares; Mr. Brubaker - 4,775 shares; and Mr. Townsend – 18,000 shares.

(2)	As reported by Capitol Federal Savings Bank MHC in a Schedule 13D dated March 31, 1999, which reported sole voting and dispositive power with respect to all 52,192,817 shares.
(3)	Includes 252,500 shares held in the Barbara B. Dicus Living Trust, of which John C. Dicus is a co-trustee.
(4)
Includes 50,000 shares held jointly with Mr. John B. Dicus’ spouse.  Mr. John B. Dicus has pledged 40,000 of his shares for a line of credit with a third party financial institution unaffiliated with Capitol Federal Financial.

(5)	Mr. Andersen has pledged 60,000 of his shares as collateral for a loan from a third party financial institution unaffiliated with Capitol Federal Financial.
(6)	Of the shares beneficially owned by Mr. Thompson, 8,100 are held in a brokerage account pursuant to which they may serve as security for a margin loan.
(7)	Includes 18,025 shares held solely by Mr. Aleshire’s spouse.
(8)
Includes 149,257 shares of common stock held in the Brubaker Family Trust of which Mr. Brubaker is a co-trustee with his spouse, 1,873 shares held solely by Mr. Brubaker’s spouse and 328 shares of common stock which Mr. Brubaker holds jointly with his son.  Excludes 20,000 shares held in a trust of which Mr. Brubaker is a beneficiary but not a trustee.

(9)	Includes 84,949 shares held jointly with Mr. Huey’s spouse.
(10)	Of the shares beneficially owned by Mr. Townsend, 41,533 are held in a brokerage account pursuant to which they may serve as security for a margin loan.
(11)
Includes shares held directly, as well as shares held by and jointly with certain family members, shares held in retirement accounts, shares held by trusts of which the individual or group member is a trustee or substantial beneficiary or shares held in another fiduciary capacity with respect to which shares the individual or group member may be deemed to have sole or shared voting and/or investment powers.  This amount also includes an aggregate of 171,050 shares of common stock issuable upon exercise of stock options which are currently exercisable or which will become exercisable within 60 days after November 14, 2008.

PROPOSAL I

ELECTION OF DIRECTORS

Capitol Federal Financial's Board of Directors is composed of seven members, each of whom is also a director of Capitol Federal Savings.  Approximately one-third of the directors are elected annually.  Directors of Capitol Federal Financial are elected to serve for a three-year term or until their respective successors are elected and qualified.

The following table sets forth certain information regarding the composition of Capitol Federal Financial's Board of Directors, including each director's term of office.  The Board of Directors, acting on the recommendations of the Nominating Committee, has recommended and approved the nominations of B.B. Andersen and Morris J. Huey, II to serve as directors, each for a term of three years to expire at the annual meeting of stockholders to be held in 2012.  Mr. Huey would succeed John C. Dicus, who has not been re-nominated because he has attained the mandatory director retirement age under Capitol Federal Financial’s bylaws.  It is expected that John C. Dicus will continue to be employed by Capitol Federal Financial in an executive capacity following his retirement as a director at the time of the annual meeting.  It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the authority to vote for a nominee is withheld) will be voted at the annual meeting "FOR" the election of these director nominees.  If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the Board of Directors, acting on the recommendations of the Nominating Committee, may recommend.  At this time, the Board of Directors knows of no reason why any nominee might be unable to serve if elected.  Except as disclosed in this proxy statement, there are no arrangements or understandings between any nominee and any other person pursuant to which the nominee was selected.

Name	Age(1)	Position(s) Held in Capitol Federal Financial	Director Since(2)	Term of Office Expires

NOMINEES

B.B. Andersen	72	Director	1981	2012
Morris J. Huey, II	59	Executive Vice President and Chief Lending Officer of Capitol Federal Savings and Director Nominee	----	2012

DIRECTORS REMAINING IN OFFICE

John B. Dicus	47	President, Chief Executive Officer and Director	1989	2010
Jeffrey R. Thompson	47	Director	2004	2010
Jeffrey M. Johnson	42	Director	2005	2011
Michael T. McCoy, M.D.	59	Director	2005	2011
Marilyn S. Ward	69	Director	1977	2011
_________________________

(1)	As of September 30, 2008.
(2)	Includes service as a director of Capitol Federal Savings.

The business experience of each director and director nominee for at least the past five years is set forth below.

B.B. Andersen.  Mr. Andersen has had a life long career in construction and development activities.  He is currently involved in various real estate development projects in Colorado, Missouri and Mississippi.  Mr. Andersen also owns a company which is managing a conference and business center in Iraq.

Morris J. Huey, II.  Mr. Huey has served as Executive Vice President and Chief Lending Officer of Capitol Federal Savings since June 2002.  Since June 2002 he has also served as President of Capitol Funds Inc., a wholly owned subsidiary of Capitol Federal Savings.  Since August 2002, he has served as President of Capitol

Federal Mortgage Reinsurance Company, a wholly owned subsidiary of Capitol Funds, Inc.  Prior to that, he served as the Central Region Lending Officer since joining Capitol Federal Savings in 1991.

John B. Dicus. Mr. Dicus became President and Chief Executive Officer of Capitol Federal Savings and Capitol Federal Financial effective January 1, 2003.  Prior to his appointment as Chief Executive Officer, he served as President and Chief Operating Officer for Capitol Federal Savings since 1996 and for Capitol Federal Financial since its inception in March 1999.  Before that, he served as the Executive Vice President of Corporate Services for Capitol Federal Savings for four years.  He has been with Capitol Federal Savings in various other positions since 1985.  He is the son of Mr. John C. Dicus who, as noted above, will be retiring from the Board effective at the time of the annual meeting.

Jeffrey R. Thompson.  In 2007, Mr. Thompson became Chief Executive Officer of Salina Vortex Corp., a Salina, Kansas-based manufacturing company, after having served as Chief Financial Officer of that company since 2002.  From 2001 to 2002, he served as Vice President, Supply Chain, for The Coleman Company, Wichita, Kansas, a manufacturer and marketer of consumer products.  From 1992 to 2001, he served in a variety of capacities for Koch Industries, Inc., Wichita, Kansas, including President of Koch Financial Services, Inc. from 1998 to 2001.  From 1986 to 1992, he worked in several positions for Chrysler Capital Public Finance, Kansas City, Missouri, primarily in the areas of originating, underwriting and servicing tax-exempt municipal leases.  Mr. Thompson is a certified public accountant.

Jeffrey M. Johnson.  Mr. Johnson is President of Flint Hills National Golf Club, Andover, Kansas, a position he has held since March 2003.  From March 1997 until joining Flint Hills, Mr. Johnson was an investment advisor with Raymond James Financial Services in Wichita, Kansas.  Before that, he served in a variety of restaurant management positions with Lone Star Steakhouse & Saloon, Inc. and Coulter Enterprises, Inc. Mr. Johnson is also part-owner of several restaurants in Lawrence, Manhattan and Wichita, Kansas and parts of Texas.

Michael T. McCoy, M.D.  Dr. McCoy, an orthopedic surgeon in private practice, also is the Chief of Orthopedic Surgery at Stormont Vail Regional Medical Center in Topeka, Kansas, a position he has held since October 2004.  He previously served as Chief of Surgery at Stormont Vail from January 1987 to January 1988.  Dr. McCoy is a member of the Kansas Medical Society, the Shawnee County Medical Society, the American Academy of Orthopedic Surgeons and the American Orthopedic Society for Sports Medicine.

Marilyn S. Ward. From 1985 until her retirement in 2004, Ms. Ward was Executive Director of ERC/Resource & Referral, a family resource center located in Topeka, Kansas.

Director Independence

The Board of Directors of Capitol Federal Financial has determined that the following directors, constituting a majority of the Board, are Aindependent directors,@ as that term is defined in Rule 4200 of the Marketplace Rules of the NASDAQ Stock Market (“NASDAQ”): Directors Andersen, Johnson, McCoy, Thompson and Ward.

Board Meetings and Committees

Meetings of Capitol Federal Financial's Board of Directors are generally held on a quarterly basis. Meetings of Capitol Federal Savings= Board of Directors, the membership of which is identical to Capitol Federal Financial=s Board of Directors, are generally held on a monthly basis.  For the fiscal year ended September 30, 2008, the Board of Directors of Capitol Federal Financial held nine meetings and the Board of Directors of Capitol Federal Savings held 15 meetings.  During fiscal year 2008, no incumbent director attended fewer than 75% of the aggregate of the total number of meetings of each Board and the total number of meetings held by the committees of each Board on which committees he or she served.

Capitol Federal Financial's Board of Directors has standing Executive, Compensation, Stock Benefit, Audit and Nominating Committees.  The following is a summary of these committees.

The Executive Committee is currently comprised of John C. Dicus (Chairperson) and Directors Andersen,  John B. Dicus and Ward.  The Executive Committee meets on an as needed basis and exercises the power of the Board of Directors between Board meetings, to the extent permitted by applicable law.  This committee is responsible for formulating and implementing policy decisions, subject to review by the entire Board of Directors.  The Executive Committee did not meet during fiscal year 2008.

The Compensation Committee is currently comprised of Directors Andersen (Chairperson), Johnson, McCoy, Thompson and Ward, each of whom is an Aindependent director,@ as that term is defined in the NASDAQ Marketplace Rules.  The Compensation Committee is responsible for reviewing and evaluating executive compensation and administering the Company’s compensation and benefit programs.  The Compensation Committee also is responsible for:

•	reviewing from time to time the Company’s compensation plans and, if the Committee believes it to be appropriate, recommending that the Board amend these plans or adopt new plans;

•
annually reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluating the Chief Executive Officer’s performance in light of these goals and objectives and recommending to the Board the Chief Executive Officer’s compensation level based on this evaluation;

•
overseeing the evaluation of management, and recommending to the Board the compensation for  executive officers and other key members of management.  This includes evaluating performance following the end of incentive periods and recommending to the Board specific awards for executive officers;

•	recommending to the Board the appropriate level of compensation for directors;

•	administering any benefit plan which the Board has determined should be administered by the Committee; and

•	reviewing, monitoring and reporting to the Board, at least annually, on management development efforts to ensure a pool of candidates for adequate and orderly management succession.

The Compensation Committee operates under a formal written charter, a copy of which is available on the Company’s website, at www.capfed.com, by clicking “Investor Relations” and then “Corporate Governance.”  In fiscal year 2008, this committee met four times at the Company level; the Compensation Committee for Capitol Federal Savings, which serves the same function and has the identical makeup, also met two times during fiscal year 2008.

The charter of the Compensation Committee does not specifically provide for delegation of any of the authorities or responsibilities of the committee.  For a discussion of the role of executive offers in setting executive pay, see “Compensation Discussion and Analysis—Role of Management.”

The Stock Benefit Committee is currently comprised of Directors Andersen (Chairperson) and Ward.  The Stock Benefit Committee is principally responsible for administering Capitol Federal Financial's Stock Option and Incentive Plan and its Recognition and Retention Plan.  This committee met twice during fiscal year 2008.

The Audit Committee is currently comprised of Directors Ward (Chairperson), Andersen, Johnson, McCoy and Thompson, each of whom is "independent," as independence for audit committee members is defined in the NASDAQ Marketplace Rules.  The Board of Directors of Capitol Federal Financial has determined that Mr. Thompson is an Aaudit committee financial expert,@ as defined in the SEC=s rules.

The Audit Committee of Capitol Federal Financial operates under a written charter adopted by the full Board of Directors, a copy of which is available on the Company’s website, www.capfed.com, by clicking “Investor Relations” and then “Corporate Governance.” The Audit Committee is appointed by the Company=s Board of Directors to provide assistance to the Board in fulfilling its oversight responsibility relating to the integrity of the Company=s consolidated financial statements and the financial reporting processes, the systems of internal accounting and financial controls, compliance with legal and regulatory requirements, the annual independent audit of the Company=s consolidated financial statements, the independent auditors= qualifications and independence, the performance of the Company=s internal audit function and independent auditors and any other areas of potential financial risk to the Company specified by its Board of Directors.  The Audit Committee also is responsible for hiring, retaining and terminating the Company=s independent auditors.  The Audit Committee met five times in fiscal 2008.

The Nominating Committee is comprised of Directors Thompson (Chairperson), Andersen, Johnson, McCoy and Ward, each of whom is an Aindependent director,@ as that term is defined in the NASDAQ Marketplace Rules.  The Nominating Committee is responsible for identifying and recommending director candidates to serve on the Board of Directors.  Final approval of director nominees is determined by the full Board, based on the recommendations of the Nominating Committee.  The nominees for election at the meeting identified in this proxy statement were recommended to the Board by the Nominating Committee.  The Nominating Committee met twice during fiscal year 2008.

The Nominating Committee operates under a formal written charter adopted by the Board, a copy of which is available on the Company’s website, www.capfed.com, by clicking “Investor Relations” and then “Corporate Governance.”   The Nominating Committee has the following responsibilities under its charter:

(i)	recommend to the Board the appropriate size of the Board and assist in identifying, interviewing and recruiting candidates for the Board;

(ii)
recommend candidates (including incumbents) for election and appointment to the Board of Directors, subject to the provisions set forth in the Company=s charter and bylaws relating to the nomination or appointment of directors, based on the following criteria: business experience, education, integrity and reputation, independence, conflicts of interest, diversity, age, number of other directorships and commitments (including charitable organizations), tenure on the Board, attendance at Board and committee meetings, stock ownership, specialized knowledge (such as an understanding of banking, accounting, marketing, finance, regulation and public policy) and a commitment to the Company=s communities and shared values, as well as overall experience in the context of the needs of the Board as a whole;

(iii)
review nominations submitted by stockholders, which have been addressed to the Company=s Secretary, and which comply with the requirements of the Company=s charter and bylaws.  Nominations from stockholders will be considered and evaluated using the same criteria as all other nominations;

(iv)	annually recommend to the Board committee assignments and committee chairs on all committees of the Board, and recommend committee members to fill vacancies on committees as necessary; and

(v)	perform any other duties or responsibilities expressly delegated to the Committee by the Board.

Nominations of persons for election to the Board of Directors may be made only by or at the direction of the Board of Directors or by any stockholder entitled to vote for the election of directors who complies with the notice procedures.  Pursuant to the Company's bylaws, nominations by stockholders must be delivered in writing to the Secretary of Capitol Federal Financial at least five days prior to the date of the annual meeting.

Stockholder Communications with Directors

Stockholders may communicate with the Board of Directors by writing to: James D. Wempe, Investor Relations, Capitol Federal Financial, 700 S. Kansas Avenue, Topeka, Kansas 66603.

Board Member Attendance at Annual Stockholder Meetings

Although the Company does not have a formal policy regarding director attendance at annual stockholder meetings, directors are expected to attend these meetings absent extenuating circumstances.  Every director of the Company attended last year=s annual meeting of stockholders.

Director Compensation

The members of the Boards of Directors of Capitol Federal Savings and Capitol Federal Financial are identical. Each non-employee director receives an annual retainer, paid monthly, of $20,000 for his or her service on Capitol Federal Savings' Board of Directors and $20,000 for his or her service on Capitol Federal Financial=s Board of Directors ($40,000 in total).  No additional fees are paid for attending Board or Board committee meetings.  Ms. Ward receives $1,000 for serving as the Audit Committee chair.  Each outside director receives $1,000 for each meeting attended concerning Capitol Federal Savings and/or Capitol Federal Financial business that is outside of board meetings.  John C. Dicus, Chairman of the Board, and John B. Dicus, President and Chief Executive Officer, were each paid $12,000 by Capitol Federal Savings and $12,000 by Capitol Federal Financial ($24,000 in total) in fiscal year 2008 for their service as directors of Capitol Federal Savings and Capitol Federal Financial.

The following table sets forth certain information regarding the compensation earned by or awarded to each director, other than Messrs. John C. Dicus and John B. Dicus, who served on the Board of Directors of Capitol Federal Financial in fiscal 2008.  Compensation payable to Messrs. John C. Dicus and John B. Dicus for their service as directors is included in the “Salary” column of the Summary Compensation Table, under “Executive Compensation.”

Name	Fees Earned Or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)

B.B. Andersen	$41,000	---	---	---	$ 41,000
Jeffrey M. Johnson	$41,000	$65,060	$39,072	$9,000	$154,132
Michael T. McCoy, M.D.	$41,000	$65,060	$39,072	$9,000	$154,132
Jeffrey R. Thompson	$41,000	$71,620	$49,104	$5,000	$166,724
Marilyn S. Ward	$42,000	---	---	---	$ 42,000

_______________
(1)	Includes annual retainers for service on the Boards of Directors of both Capitol Federal Financial and Capitol Federal Savings, as well as additional fees discussed above.
(2)
Amounts in the table represent the compensation cost of restricted stock recognized for fiscal 2008 for financial statement reporting purposes pursuant to Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (“FAS 123R”). The assumptions used in calculating these amounts are set forth in Note 11 of the Notes to Consolidated Financial Statements contained in Capitol Federal Financial’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008 filed with the Securities and Exchange Commission.  The restricted stock grants for which expense is shown in the table consist of a grant of 10,000 shares to Mr. Thompson in fiscal 2005 and a grant of 10,000 shares to each of Mr. Johnson and Dr. McCoy in fiscal 2006.  As of September 30, 2008, Directors Thompson, Johnson and McCoy held 2,000, 4,000 and 4,000 unvested shares of restricted stock, respectively.  None of the Company’s other directors held unvested shares of restricted stock as of September 30, 2008.

(3)
Amounts in the table represent the compensation cost of stock options recognized for fiscal 2008 for financial statement reporting purposes pursuant to FAS 123R.  The assumptions used in calculating these amounts are set forth in Note 11 of the Notes to Consolidated Financial Statements contained in Capitol Federal Financial’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008 filed with the Securities and Exchange Commission.  The stock options for which expense is shown in the table consist of an option to purchase 50,000 shares granted to Mr. Thompson in fiscal 2005, which had a grant date fair value calculated in accordance with FAS 123R of $246,500, and options to purchase 50,000 shares granted to each of Mr. Johnson and Dr. McCoy in fiscal 2006, each having a grant date fair value calculated in accordance with FAS 123R of $195,500.  As of September 30, 2008, total shares underlying stock options held by the non-employee directors were as follows: Mr. Andersen – 0 shares; Mr. Johnson – 50,000 shares; Dr. McCoy – 50,000 shares; Mr. Thompson – 50,000 shares; and Ms. Ward – 0 shares.

(4)	Represents dividends paid on unvested shares of restricted stock.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses the Company’s compensation program, including how it relates to the executive officers named in the compensation tables which follow this section (who we sometimes refer to below and elsewhere in this proxy statement as the “named executive officers,” or “NEOs”), consisting of:

•	John C. Dicus, Chairman of our Board of Directors,
•	John B. Dicus, our President and Chief Executive Officer,
•	Kent G. Townsend, our Executive Vice President and Chief Financial Officer,
•	Larry K. Brubaker, our Executive Vice President for Corporate Services, and
•	R. Joe Aleshire, our Executive Vice President for Retail Operations.

Set forth below is an analysis of the objectives of our compensation program, the material compensation policy decisions we have made under this program and the material factors that we considered in making those decisions.

Overview of Compensation Program

The Compensation Committee of our Board of Directors (the “Committee”), which consists solely of our independent directors, has responsibility for developing, implementing and monitoring adherence to the Company’s compensation philosophies and program.  The Stock Benefit Committee (the “Sub-Committee”), also comprised entirely of independent directors, administers and makes stock-based compensation awards from time to time under our Stock Option and Incentive Plan and our Recognition and Retention Plan, both of which were approved by our stockholders in 2000.  See “-Stock Incentive Plans” below.  The Committee is mindful of the Company’s unique corporate structure and business strategies, and strives to provide a complete compensation program that provides an incentive to executive officers to maximize the Company’s performance with the goal of enhancing stockholder value.  The Company’s compensation program is based upon the following philosophies:

•	preserve the financial strength, safety and soundness of the Company and the Bank;
•
reward and retain key personnel by compensating them in the midpoint of salary ranges at comparable financial institutions and making them eligible for annual cash bonuses based on the Company’s performance and the individual officer’s performance;

•
focus management on maximizing earnings while managing risk by maintaining high asset quality, emphasizing cost control, maintaining appropriate levels of capital and managing interest rate risk within Board guidelines; and

•	provide an opportunity to earn additional compensation if the Company’s stockholders experience increases in returns through stock price appreciation and/or increased dividends.

The Company’s primary forms of current compensation for executive officers include base salary, short-term incentive compensation and long-term incentive compensation.  The Company provides long-term compensation in the form of stock option and restricted stock awards and an employee stock ownership plan (“ESOP”). The Company also has a tax-qualified defined contribution retirement plan, health and life insurance benefits and vacation benefits.  The Company does not have an employment agreement with any officer or employee.  The Company currently believes that its named executive officers receive sufficient incentives from the existing compensation program that employment agreements are not necessary to induce them to remain with the Company.

The Committee meets as needed during the year to consider all aspects of the Company’s compensation program, including a review at least once per year of a tally sheet for each NEO quantifying each component of the NEO’s compensation package, in order to satisfy itself that the total compensation paid to the NEO is reasonable and appropriate.  As discussed in greater detail below under “––Role of Management,” the Committee meets with management to receive their analyses and recommendations, as requested by the Committee, considers the information provided to the Committee and makes decisions accordingly.

Base Salary

The Committee sets the base salary for all executive officers of the Company.  The Committee seeks to set fair and reasonable compensation levels throughout the Company by taking into account the influences of market conditions on each operational area of the Company and the relative compensation at different management levels in the Company within each operational area.  The Committee recognizes that base salary is the only element of the compensation package provided by the Company that is fixed in amount before the fiscal year begins and is paid during the year without regard to the Company’s performance.  The base salary for each named executive officer reflects the Committee’s consideration of a combination of factors, including: competitive market salary, the officer’s experience and tenure, our annual budget plan, contribution to the overall operational and managerial effectiveness and breadth of responsibility for each officer.  Each named executive officer’s base salary and performance is reviewed annually.  Base salary is not targeted to be a percentage of total compensation, although the Committee does give consideration to the total amount of compensation being paid to each NEO when setting NEO base salaries.

The Committee has not used third party consultants or other service providers to present compensation plan suggestions or market data.  Instead, the Committee has directed the Chairman and the President and CEO to provide comparable market salary data for executive officers based upon a selected population of comparable financial institutions at both the regional and national levels.  The Committee uses three different comparisons for the establishment of base salary.

For fiscal year 2008, the comparison information was compiled from information reported in the proxy statements of the financial institutions listed below.  The financial institutions selected for comparison purposes were based upon the Chairman and President and CEO’s knowledge of the selected financial institutions, the comparability of their operations, corporate structure and/or size as appropriate comparisons to the Company.  Financial institutions selected for comparison purposes may be added or removed from the list each year as a result of acquisitions, closings, operating in a distressed mode or because another financial institution more appropriately compares to the operations of the Company than a previously listed financial institution.

These comparisons include:

(1)
our executive officer salaries and annual compensation compared with other public thrift institutions with total assets between $3 billion and $12 billion in asset size, consisting of the following:  TFS Financial (MHC), BankAtlantic Bancorp, Bank Mutual, FirstFed Financial, Washington Federal, First Niagara Financial, Sterling Financial, New Alliance Bancshares, Northwest Bancorp (MHC);

(2)
our executive officer salaries and annual compensation compared with the mutual holding companies with assets greater than $3 billion, consisting of TFS Financial, Investors Bancorp, Beneficial Mutual and Northwest Bancorp; and

(3)
our executive officer salaries and annual compensation compared with a group of other public thrifts and banks that are in the same region as the Company, consisting of:  Commerce Bancshares, UMB Financial Corporation, BancFirst, TierOne Corporation, Great Southern Bancorp, NASB Financial and Pulaski Financial.

The first two comparisons show how our executive officer salaries and annual compensation compare on a national scale and the third provides a comparison of the level of executive officer salaries in the region within which we most likely compete for executive talent.  The Committee used information from the most recent proxy filed by each company listed above.  The Committee received information showing the base compensation of each CEO, CFO and other three NEOs in each company’s report.  The level of compensation paid to our CEO and CFO are compared directly to the equivalent positions in the listed companies.  The compensation paid to the Company’s Chairman is compared to the highest compensated NEO listed by each company above, not including the CEO or CFO, because the Company’s Chairman is an executive of the Company as well as Chairman of the Board and is actively involved as a part of the Company’s senior management.  In addition, there is a lack of directly comparable compensation information for such a position.  The compensation paid the second highest NEO within each of the listed companies above, not including the CEO or CFO, is compared to compensation paid to our second most highly compensated NEO, not including the CEO or CFO.  The compensation paid the third highest NEO within each of the listed companies above, not including the CEO or CFO, is compared to compensation paid to our third most highly compensated NEO, not including the CEO or CFO.

The Committee reviews the market data provided and does not attempt to set the base salaries of our NEOs at specific target percentiles of the market data provided.  The Committee uses this data to set the base salary of each NEO in light of the range of base salaries paid among the comparable financial institutions with the objective to be in the middle of the salary ranges for each position.  From this, the Committee considers the level of base salary for each executive officer of the Company.  In general, the range of salaries for the named executive officers other than the Chairman and the President and CEO is narrow because the comparison in range of salaries among non-CEO executive officer positions in the various market comparisons reviewed is not considered significantly different by the Committee to warrant a wider spread in base salary.  The salaries of the Chairman and the President and CEO are established to reflect the hands-on approach to leadership and involvement they provide the Company on a daily basis, the leadership roles they fill in local, regional and national industry related activities and their direct involvement in addressing stockholder value and stockholder relations.

The Committee does not put as much emphasis on the market comparison information when considering bonus or other incentive compensation as it does on base salary for the Company’s executive officers. This is primarily because of the divergence in practice regarding the structure of bonus plans and the types of incentives offered executive officers.

Bonus Incentive Plans

All officers of the Company are eligible to receive cash bonuses on an annual basis under the Short Term Performance Plan (“STPP”), based upon the Company’s financial performance and the individual officer’s performance during the fiscal year.  The cash awards are made in January of the year following the fiscal year end of September 30 (i.e., in January 2009, in the case of the STPP award for the fiscal year ended September 30, 2008).  A participant’s STPP award may not exceed the percentage of salary specified in the plan for his or her position level.  For the Chairman and the Chief Executive Officer, the maximum percentage is 60%, and for each of the other NEOs, the maximum percentage is 40%.  The STPP is intended to:

•	promote stability of operations and the achievement of earnings targets and business goals;
•	link executive compensation to specific corporate objectives and individual results; and
•	provide a competitive reward structure for officers.

At the beginning of each fiscal year, after considering management’s recommendations (see “–Role of Management” below), the Committee sets target, maximum and minimum performance levels for that year.  The targeted performance level is the most likely performance level forecasted for the Company in the ensuing fiscal year given the operational considerations described below.

The areas of Company performance targeted consist of the efficiency ratio, basic earnings per share and return on average equity.  The efficiency ratio is computed by dividing total non-interest expense by the sum of net interest and dividend income and total other income.  Basic earnings per share is calculated in accordance with accounting principles generally accepted in the United States.  Return on average equity is computed by dividing net income for the fiscal year by the average month end balance of total stockholder’s equity for the thirteen monthly time periods from the prior fiscal year end through the current fiscal year end, ending September 30th.  The efficiency ratio, basic earnings per share and return on average equity are equally weighted.

In general, the Company performance targets for the STPP are based upon the ensuing year’s forecast of business activity, interest rates, pricing assumptions, operating assumptions and forecasted net income.  The Committee requires that the target efficiency ratio for each fiscal year be no worse than the actual efficiency ratio of the just completed fiscal year. The purpose of the efficiency ratio performance target is to focus the officers on keeping operating expenses under control and at the lowest level possible, regardless of the impact of interest rates on the operations of the Company.  The targets for earnings per share and return on average equity are established based upon the forecasted performance of the Company and anticipated capital management plans for the Company.  Except as noted above with regard to the target efficiency ratio, the targets for each of the performance goals are independent of the prior year’s results.  In order to pay any award under the STPP based on performance above the target level, the Committee must determine that Company has net income for the fiscal year equal to at least five times the aggregate dollar amount of total STPP awards for that year that would otherwise be made above the target level.  Below is a table showing the targets established and the performance achieved for fiscal years 2007 and 2008.

	Target			Performance			Percent of total
Fiscal Year	Efficiency Ratio	Basic EPS	ROAE	Efficiency Ratio	Basic EPS	ROAE	Efficiency Ratio	Basic EPS	ROAE	Total
2008	59.28%	$0.49	4.13%	49.93%	$0.70	5.86%	100.00%	100.00%	100.00%	100.00%
2007	48.03%	$0.48	4.05%	59.60%	$0.44	3.72%	0.00%	35.00%	34.00%	23.00%

The Company was able to achieve 100.0% of each of its performance objectives during fiscal year 2008 as a result of its ability to respond to the dramatic decrease in market rates, which began in January 2008 as a result of the Federal Reserve’s reduction in interest rates.  These reductions in interest rates were not anticipated at September 30, 2007.  The Company responded by lowering the rates offered on deposit products while at the same time spreads on mortgage products within the broader markets became wider allowing loan rates to remain largely unchanged.  In addition, the Company terminated interest rates swaps which also contributed to the improvement in earnings.  The Company’s lack of participation in the sub-prime market allowed it to avoid the significant write-down of asset values experienced by many other financial institutions.

Each NEO receives ninety percent of his STPP award based upon the achievement of the three pre-established financial performance targets of the Company discussed above.  This is intended to focus each named executive officer on maximizing the overall performance of the Company and not on achievement of goals in a particular operational area.  Because of the predominance of the focus of the NEO bonuses on the overall performance of the Company, specific individual performance goals are not usually set for named executive officers at the beginning of each fiscal year. Instead, each NEO’s individual contribution to the Company’s performance is a subjective determination by the Committee following discussion with the Chairman and President and CEO, giving consideration to each NEO’s response to the Company’s changing operational needs during the year.

The Committee has the authority under the STPP to reduce bonus awards to executive officers that would otherwise be earned, for any reason the Committee believes appropriate.  This may be done for all executive officers or for individual executive officers.  The Committee did not exercise any such negative discretion with respect to STPP awards for fiscal year 2008 or 2007.

The Company also maintains a deferred incentive bonus plan (“DIBP”) for executive officers in conjunction with the STPP.  The DIBP is administered as an unfunded plan of deferred compensation with all benefits expensed and recorded as liabilities as they are accrued.  The purpose of the two plans working together is to provide incentives and awards to executive officers to enhance the Company’s performance and stockholder value over a four year time horizon.  Each executive officer has the opportunity to defer a minimum of $2,000 and up to fifty percent (up to a maximum of $100,000) of their cash award under the STPP.  The amount deferred receives a fifty percent match that is accrued over a three year mandatory deferral period.  The amount deferred plus the fifty percent match is deemed to have been invested in Company stock on the last business day of the calendar year preceding the receipt of the STPP award (e.g., on December 31, 2008, in the case of the STPP award for fiscal year 2008 paid in January 2009), in the form of phantom stock.  The number of shares deemed purchased in phantom stock receives dividend equivalents as if the stock were owned by the executive officer.  At the end of the mandatory deferral period, the DIBP is paid out in cash and is comprised of the initial amount deferred, the fifty percent match, dividend equivalents on the phantom shares over the deferral period and the increase in the market value of the Company’s stock over the deferral period, if any on the phantom shares.  There is no provision for the reduction of the DIBP award at the end of the mandatory deferral period if the market value of the Company’s stock at that time is lower than the market value at the time of the deemed investment.  Under the DIBP, prior to our fiscal year 2007 the Chairman and Mr. Aleshire elected not to defer any of their STPP award for fiscal year 2007 while the other three NEOs received phantom stock awards as a result of deferring the maximum amount of their bonus under the STPP for the 2007 fiscal year.  These awards will accrue the described benefits of the DIBP and will be paid out in January 2011.  No executive officers received payouts in January 2008 from the DIBP representing deferrals of bonus awards from the STPP for the 2004 fiscal year because no bonuses were paid as a result of the loss reported for fiscal year 2004.

For all participants in both the STPP and the DIBP, it is generally required that the recipient be employed by the Bank on the date the award is paid.

Stock Incentive Plans

The Company’s Stock Incentive Plans are designed to provide incentives for long-term positive performance of the executive officers by aligning their interests with those of our stockholders by providing the executive officer the opportunity to participate in the appreciation, if any, in the Company’s stock price which may occur after the date options or restricted stock awards are granted.  The Company maintains two stock incentive plans:  The 2000 Stock Option and Incentive Plan and the 2000 Recognition and Retention Plan.  The Sub-Committee administers these two plans, determines eligibility and grants awards.  Both of these stock incentive plans were approved by stockholders in April 2000.  There were no grants of either options or restricted stock to any NEO during our fiscal year 2008 or 2007.

As required by the Stock Option and Incentive Plan, stock options have an exercise price that is equal to the average of the bid and ask prices of the last transaction as of the date of the grant approved by the Sub-Committee.  The Committee has not set minimum stock ownership levels for any NEO.  We do not coordinate the timing of options and stock awards with the release of material non-public information.

Role of Management

The Committee makes all decisions regarding the compensation of our executive officers.  The Committee has asked the Chairman and the President and CEO to provide, in addition to the comparable market salary data based upon a selected population of comparable financial institutions at both the regional and national levels, reviews of the performance of each NEO except for themselves and recommendations for the salaries of each NEO except for themselves and any recommendations for stock awards.  Management recommends the target, minimum and maximum performance goals for the Company and the related bonus targets under the STPP to be approved by the Committee.  In addition, management may from time to time recommend changes to the compensation program in response to changes in the marketplace in which the Company competes for executive talent and in light of the absolute performance level of the Company.  The compensation of the Chairman and the President and CEO is determined by the Committee without prior recommendations from either.  The Committee makes all decisions in light of the information provided and the Committee members’ experience and expectations for all NEOs.

Perquisites and Other Personal Benefits

The Company does not provide any perquisites or other personal benefits for any NEO in excess of $10,000 in the aggregate.

Retirement and Other Benefits

The Company provides an ESOP and a defined contribution plan to all employees who qualify for participation under each plan.  The ESOP provides for the allocation of 201,638 shares annually among all participants based upon each employee’s qualifying compensation as a percentage of the total of all qualifying compensation for all participants.  Each NEO participates in the ESOP and the defined contribution plan.

The defined contribution plan provides for a match from the Company of $2 for every $1 dollar contributed by each participant based upon the required percentage of base salary as determined by the board. If the participant does not make his or her required contribution, the Company does not make a contribution to the plan.  For our 2008 fiscal year, this was 0.5% of each participant’s base salary.  Participants in the plan, including NEOs, may make additional contributions to the plan of up to 10.0% of their qualifying compensation.

The Company does not offer any defined benefit plan or post-retirement benefit plan that requires expense to the Company following the termination of employment of any NEO.

The Company provides a life insurance benefit for every employee who works on average more than 20 hours per week.  The benefit is 1.5 times the base salary with a cap of $300,000 in total death benefit.  Benefits for all employees in excess of $50,000 result in taxable income.  Each of the NEOs participates in this benefit program.

The Company has provided for the purchase of a life insurance annuity for the President and CEO.  The salary of the President and CEO has been grossed up for the cost of the annuity and the income tax associated with the resulting imputed taxable income.  The Company has provided this gross up because the Company wished to provide the life insurance annuity benefit to the President and CEO without him having to bear the associated tax obligation.  The gross up for this benefit is not included in the base salary of the President and CEO, but is included in the “All Other Compensation” column of the Summary Compensation Table.

In 1974, the Bank purchased a life insurance annuity for the Chairman, who then served as President, which, following his retirement, will provide him (or his heirs) with a monthly benefit for 20 years of approximately $2,083.  The Bank no longer accrues expense for this benefit.

In September 2007 the Bank purchased Bank Owned Life Insurance.  Under the terms of the Bank Owned Life Insurance, each insured employee was provided the opportunity to designate  a beneficiary to receive a death benefit equal to the insured employee’s base salary as of August 27, 2007 if the insured dies while employed by the Bank.  All NEOs, except the Chairman (due to his age), are insured under the Bank Owned Life Insurance and have designated beneficiaries.  Once the NEO’s employment with the Bank terminates, the death benefit to the beneficiary of the NEO terminates as well.

Payments Upon Termination or Change in Control

As noted above under “Overview of Compensation Program,” the Bank does not currently have an employment agreement with any of its NEOs.  As such, other than death benefits described above under “Retirement and Other Benefits,” there are currently no guaranteed payments to any NEO in the event of termination of employment or a change in control.  The terms of our stock options and restricted stock awards provide for accelerated vesting only in the case of a change in control.  As of September 30, 2008, our Chief Financial Officer was the only NEO who had unvested stock options or restricted stock.

Other Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code limits the corporate federal income tax deduction for compensation paid to a publicly held corporation’s  “covered employees” (defined, per the guidance of the Internal Revenue Service, as the principal executive officer and the three other most highly compensated executive officers named in the summary compensation table) to $1.0 million per year, to the extent such compensation is not “performance-based compensation” under a plan approved by stockholders.  Income recognized by executives upon the exercise of stock options granted by the Sub-Committee under the 2000 Stock Option and Incentive Plan constitutes “performance-based compensation” that is exempt from the 162(m) limitation.  However, we have in the past awarded, and may in the future award, compensation that causes a portion of one or more of our executive’s total compensation for a particular year to not be tax deductible.  The Committee has reviewed and will continue to review on an ongoing basis our executive compensation programs, and propose appropriate modifications to these programs, if the Committee deems them necessary to implement our compensation programs in a manner that avoids or minimizes any disallowance of tax deductions under Section 162(m).  The Committee will balance these considerations against the need to be able to compensate executives in a manner commensurate with performance and the competitive environment for executive talent.

With our adoption of FAS 123R on October 1, 2005, which requires the recognition of compensation expense for stock options, we do not expect that the accounting treatment of differing forms of equity awards to vary significantly.  Accordingly, accounting treatment is not expected to have a material effect on the selection of forms of equity compensation in the foreseeable future.

Summary Compensation Table

The following table sets forth information concerning the compensation paid to or earned by the named executive officers for 2008 and 2007:

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(6)	Total Compensation ($)

John C. Dicus, Chairman	2008	$436,000	$---	$---	$---	$244,728	$---	$154,204	$834,932
	2007	436,000	---	---	---	63,530	---	85,683	585,213

John B. Dicus, President and	2008	$506,492	$---	$---	$---	$338,999	$---	$251,735	$1,097,226
Chief Executive Officer	2007	503,769	---	---	---	91,942	---	175,016	770,727

Kent G. Townsend, Executive Vice President and Chief	2008 2007	$212,308 202,308	$--- ---	$20,346 20,346	$25,452 25,452	$103,950 27,200	$--- ---	$122,128 81,379	$484,184 356,685
Financial Officer

Larry K. Brubaker, Executive	2008	$215,385	$---	$---	$---	$84,316	$---	$124,831	$424,532
Vice President for Corporate Services	2007	210,538	---	---	---	25,873	---	79,614	316,025

R. Joe Aleshire, Executive	2008	$215,385	$---	$---	$---	$84,316	$---	$117,321	$417,022
Vice President for Retail Operations	2007	210,538	---	---	---	20,699	---	79,608	310,845

_____________________
(1)	Includes director fees of $24,000 for each of Mr. John B. Dicus and Mr. John C. Dicus.
(2)	Bonus amounts are reported under the “Non-Equity Incentive Plan Compensation” column.
(3)
Reflects the dollar amount recognized for financial statement reporting purposes for fiscal years ended September 30, 2008 and 2007, in accordance with FAS 123R, of restricted stock granted to the named executive officer (disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions).  The assumptions used in the calculation of this amount are included in Note 11 of the Notes to Consolidated Financial Statements contained in Capitol Federal Financial’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008 filed with the Securities and Exchange Commission.  The restricted stock grant for which expense is shown in the table consists of a grant of 3,000 shares to Mr. Townsend in fiscal 2005.

(4)
Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended September 30, 2008 and 2007, in accordance with FAS 123R, of stock options granted to the named executive officer (disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions).  The assumptions used in the calculation of these amounts are included in Note 11 of the Notes to Consolidated Financial Statements contained in Capitol Federal Financial’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008 filed with the Securities and Exchange Commission.  The stock option grant for which expense is shown in the table consists of an option to purchase 30,000 shares granted to Mr. Townsend in fiscal 2005.

(5)
Represents incentive bonus amounts awarded for performance in fiscal years 2007 and 2008 under the STPP.  The bonuses for fiscal 2008 have been approved by the Compensation Committee of the Company=s Board of Directors but will not be paid until January 2009. The bonus amounts include Capitol Federal Savings= matching contributions under Capitol Federal Financial=s DIBP to those named executive officers who elected to defer receipt of a portion of their bonus for fiscal years 2008 and 2007, as follows:

	2008	2007

John C. Dicus	$ ---	$ ---
John B. Dicus	$50,000	$18,388
Kent G. Townsend	$20,790	$ 5,440
Larry K. Brubaker	$ ---	$ 5,175
R. Joe Aleshire	$ ---	$ ---

The amount deferred, if any, plus the matching contribution on the deferred amount is deemed to be invested in Capitol Federal Financial's common stock through the purchase of phantom stock units.  Receipt of the matching contribution is contingent on the executive officer remaining employed with the Company for a period of three years following the award of the phantom stock units.  For additional information regarding this plan, see "Non-Qualified Deferred Compensation" below.

(6)
Amounts represent matching contributions under Capitol Federal Savings' profit sharing plan, allocations under Capitol Federal Savings' ESOP, premiums on universal life insurance policies, term life insurance premiums and earnings (in the form of Company stock price appreciation (depreciation) and dividend equivalents during the last fiscal year) accrued by the Company on outstanding phantom stock units awarded under the DIBP.  For 2008, these include $1,125, $100,688, $0, $792 and $51,599 for Mr. John C. Dicus; $1,125, $100,688, $47,248, $792 and $87,719 for Mr. John B. Dicus; $1,062, $95,008, $0, $792 and $21,666 for Mr. Townsend; $1,077, $96,385, $0, $792 and $26,577 for Mr. Brubaker; and $1,077, $96,385, $0, $792 and $19,067 for Mr. Aleshire.  Also includes, for Mr. John B. Dicus, the amount reimbursed for all or part of the tax liability resulting from the payment of premiums on a universal life insurance policy of $14,163, and for Mr. Townsend, dividends paid on unvested shares of restricted stock totaling $3,600.

Grants of Plan-Based Awards

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)		Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($) (1)	Target ($) (1)	Maximum ($) (1)	Threshold ($)	Target ($)	Maximum ($)			Exercise Price of Option Awards ($/Sh)

John C. Dicus	n/a	$49,440	$148,320	$247,200	---	---	---	---	---	---	---

John B. Dicus	n/a	$58,680	$176,040	$293,400	---	---	---	---	---	---	---

Kent G. Townsend	n/a	$16,800	$50,400	$84,000	---	---	---	---	---	---	---

Larry K. Brubaker	n/a	$17,120	$51,360	$85,600	---	---	---	---	---	---	---

R. Joe Aleshire	n/a	$17,120	$51,360	$85,600	---	---	---	---	---	---	---
______________
(1)
For each named executive officer, represents the threshold (i.e. lowest), target and maximum amounts that were potentially payable for fiscal 2008 under the Company’s STPP.  The actual amounts earned under these awards for fiscal 2008 are reflected in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.  For additional information regarding the STPP, see “Compensation Discussion and Analysis—Bonus Incentive Plans.”

As noted under “Compensation Discussion and Analysis,” none of the named executive officers have an employment agreement with us.

Outstanding Equity Awards at September 30, 2008

The following table provides information regarding the unexercised stock options and stock awards held by each of our named executive officers as of September 30, 2008.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

John C. Dicus	---		---		---	---	---	---		---	4,254	(4)	72,230	(4)
	---		---		---	---	---	---		---	---		---
Total	---		---		---						4,254		72,230

John B. Dicus	25,775		---		---	9.22	04/18/2015	---		---	3,793	(4)	64,412	(4)
	---		---		---	---	---	---		---	1,937	(5)	18,228	(5)
	---		---		---	---	---	---		---	1,779	(6)	26,383	(6)
Total	25,775		---		---						7,509		109,023

Kent G. Townsend	8,853	(1)	5,902	(1)	---	33.88	08/23/2015	1,200	(3)	53,196	790	(4)	13,413	(4)
	9,147	(2)	6,098	(2)	---	33.88	08/23/2020	---		---	542	(5)	5,095	(5)
	---		---		---	---	---	---		---	526	(6)	7,801	(6)
Total	18,000		12,000		---			1,200		53,196	1,858		26,309

Larry K. Brubaker	4,775		---		---	9.22	04/18/2015	---		---	1,206	(4)	20,485	(4)
	---		---		---	---	---	---		---	571	(5)	5,369	(5)
	---		---		---	---	---	---		---	501	(6)	7,430	(6)
Total	4,775		---		---						2,278		33,284

R. Joe Aleshire	10,000		---		---	9.22	04/18/2015	---		---	1,197	(4)	20,330	(4)
	---		---		---	---	---	---		---	571	(5)	5,369	(5)
Total	10,000		---		---						1,768		25,699

_______________
(1)	Vesting schedule of option is as follows: 2,951 shares on each of August 23, 2006, 2007, 2008, 2009 and 2010.
(2)	Vesting schedule of option is as follows: 3,049 shares on each of August 23, 2006, 2007, 2008, 2009 and 2010.
(3)	Unvested portion of restricted stock grant on August 23, 2005 subject to the following vesting schedule: 600 shares on each of August 23, 2006, 2007, 2008, 2009 and 2010.
(4)
Represents phantom stock award under Company’s DIBP as a result of deferring the named executive officer’s annual bonus for fiscal 2005 under the Company’s STPP.  The number of phantom stock units was determined by the portion of the bonus deferred plus the Company’s 50% match thereon, divided by the Company’s stock price on December 31, 2005.  The phantom stock award will be paid in cash on January 25, 2009, in an amount equal to the appreciation, if any, in the Company’s stock price from December 31, 2005 to December 31, 2008, plus the amount of dividend equivalents credited during that period.  The payout value shown in the far right column represents the stock price appreciation from December 31, 2005 through September 30, 2008, plus the amount of dividend equivalents credited during that period.  See “Non-Qualified Deferred Compensation” below.

(5)
Represents phantom stock award under Company’s DIBP as a result of deferring the named executive officer’s annual bonus for fiscal 2006 under the Company’s STPP.  The number of phantom stock units was determined by the portion of the bonus deferred plus the Company’s 50% match thereon, divided by the Company’s stock price on December 31, 2006.  The phantom stock award will be paid in cash on January 25, 2010, in an amount equal to the appreciation, if any, in the Company’s stock price from December 31, 2006 to December 31, 2009, plus the amount of dividend equivalents credited during that period.  The payout value shown in the far right column represents the stock price appreciation from December 31, 2006 through September 30, 2008, plus the amount of dividend equivalents credited during that period.  See “Non-Qualified Deferred Compensation” below.

(6)
Represents phantom stock award under Company’s DIBP as a result of deferring the named executive officer’s annual bonus for fiscal 2007 under the Company’s STPP.  The number of phantom stock units was determined by the portion of the bonus deferred plus the Company’s 50% match thereon, divided by the Company’s stock price on December 31, 2007.  The phantom stock award will be paid in cash on January 25, 2011, in an amount equal to the appreciation, if any, in the Company’s stock price from December 31, 2007 to December 31, 2010, plus the amount of dividend equivalents credited during that period.  The payout value shown in the far right column represents the stock price appreciation from December 31, 2007 through September 30, 2008, plus the amount of dividend equivalents credited during that period.  See “Non-Qualified Deferred Compensation” below.

Option Exercises and Stock Vested

The following table sets forth information about stock options exercised and shares of restricted stock that vested during the fiscal year ended September 30, 2008 with respect to each named executive officer:

	Option Awards		Stock Award
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

John C. Dicus	---	$---	---	$ ---
John B. Dicus	---	$---	---	$ ---
Kent G. Townsend	---	$---	600	$26,040
Larry K. Brubaker	---	$---	---	$ ---
R. Joe Aleshire	---	$---	---	$ ---
__________________
(1)	Represents amount realized upon exercise of stock options, based on the difference between the market value of the shares acquired at the time of exercise and the exercise price.
(2)	Represents the value realized upon vesting of restricted stock award, based on the market value of the shares on the vesting date.

Non-Qualified Deferred Compensation

The following table sets forth information about compensation payable to each named executive officer under Capitol Federal Financial’s DIBP.

Name	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY(2)	Aggregate Earnings in Last FY (3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE

John C. Dicus	$ ---	$ 0	$51,599	$---	$208,462
John B. Dicus	$36,777	$18,388	$87,719	$---	$335,975
Kent G. Townsend	$10,880	$ 5,440	$21,666	$---	$ 81,761
Larry K. Brubaker	$10,349	$ 5,175	$26,577	$---	$102,440
R. Joe Aleshire	$ ---	$ 0	$19,067	$---	$ 82,924
_______________
(1)
Represents portion of bonus for fiscal 2007 (otherwise payable in fiscal 2008) under the STPP deferred by the named executive officer.  This amount was previously reported as compensation for fiscal 2007.

(2)
 Represents fifty percent match by Capitol Federal Savings on portion of bonus for fiscal 2007 (otherwise payable in fiscal 2008) under the STPP deferred by the named executive officer.  This amount was previously reported as compensation for fiscal 2007.  The named executive officer was awarded phantom stock units under the DIBP in an amount equal to the bonus amount deferred plus the fifty percent match, divided by the closing price of the Company’s common stock on December 31, 2007.

(3)
 Represents stock price appreciation and dividend equivalents on phantom stock units from deferrals (and fifty percent matches thereon) of STPP bonuses for fiscal 2007 and prior years.  This amount is reported as compensation for fiscal 2008 under the “All Other Compensation” column of the Summary Compensation Table.

Under the DIBP, a participant may defer from $2,000 to as much as fifty percent (up to a maximum of $100,000) of their award under the STPP, which is typically made in the January following the end of the fiscal year for which the STPP award is earned.  The total amount deferred plus a fifty percent match by Capitol Federal Savings is deemed to be invested, in the form of phantom stock units, in Capitol Federal Financial common stock as of December 31st in the year prior to the STPP award (e.g., December 31, 2008, in the case of the STPP award for fiscal year 2008 paid in January 2009).  On the third anniversary date (e.g., December 31, 2011, in the case of the award for fiscal year 2008), the phantom stock units are deemed sold and each participant will receive shortly thereafter a cash payment equal to the amount deferred, the company match, the dividend equivalents paid on Capitol Federal Financial common stock during the three-year period, plus the appreciation, if any, of Capitol Federal Financial common stock.  There will not be any reduction to the amount of the cash payment if the deemed investment in Capitol Federal Financial common stock has depreciated in value.  The payment of these benefits (except for the amount deferred) is subject to the participant's continued employment through the end of the deferral period.

Payments Upon Termination or Change in Control

As noted above, the Company does not currently have employment or change in control severance agreements with any of the named executive officers or any other employees.

Under the general terms of stock options granted under the Company’s 2000 Stock Option and Incentive Plan and restricted stock granted under the Company’s 2000 Recognition and Retention Plan, upon the occurrence of a change in control of the Company, all unvested stock options and unvested shares of restricted stock will vest.  Mr. Townsend is the only named executive officer who held unvested stock options or restricted stock as of September 30, 2008 (the last business day of fiscal year 2008), holding unvested options to purchase 12,000 shares at an exercise price of $33.88 and 1,200 unvested shares of restricted stock.  If a change in control of the Company had occurred on that date, the aggregate value that would have been realized by Mr. Townsend as a result of the acceleration of the vesting of his 12,000 unvested stock options and 1,200 shares of restricted stock, based on the closing price of the Company’s common stock on that date of $44.33 and the exercise price of his unvested stock options, would have been $125,400 and $53,196, respectively.

The Company’s STPP provides that if, within two years following a change in control of the Company, a participant’s employment is terminated other than due to death, disability, retirement, cause or resignation by the participant (other than resignation due to reassignment to a job that is not reasonably equivalent in responsibility or compensation, or that is not in the same geographic area, or resignation within 30 days following a reduction in pay), then the participant will be paid a pro rata award for the performance year in which his or her termination of employment occurs, with the award amount determined assuming all individual and corporate performance targets have been met.  Had any of Messrs. John C. Dicus, John B. Dicus, Townsend, Brubaker or Aleshire experienced such a termination of employment on September 30, 2008, they would have been entitled to the regular bonus earned for the year, rather than a pro rata award with assumed maximum achievement of performance targets, since the performance period for the year actually ended on that date.  The bonus amounts for fiscal 2008 are set forth in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

The Company’s DIBP provides that if, within two years following a change in control of the Company, a participant’s employment is terminated other than due to death, disability, retirement, cause or resignation by the participant (other than resignation due to reassignment to a job that is not reasonably equivalent in responsibility or compensation, or that is not in the same geographic area, or resignation within 30 days following a reduction in pay), then the participant will become fully vested in his or her plan account, which shall be paid to him or her within 90 days after the termination date.  If Messrs. John C. Dicus, John B. Dicus, Townsend, Brubaker and Aleshire had experienced such a termination of employment on September 30, 2008, the amounts of their DIBP accounts that would have vested and been payable within 90 days would have been $208,462, $335,975, $81,761, $102,440 and $82,924, respectively.

As discussed under “Compensation Discussion and Analysis—Retirement and Other Benefits,” in 1974, the Bank purchased a life insurance annuity for Mr. John C. Dicus, who then served as President, which, following his retirement, will provide him (or his heirs) with a monthly benefit for 20 years of approximately $2,083. Had Mr. John C. Dicus retired on September 30, 2008, he would have commenced receiving these monthly annuity payments in October 2008.   In addition, as discussed under “Compensation Discussion and Analysis—Retirement and Other Benefits,” in 1963, the Bank purchased a split dollar life insurance policy on the Chairman (who then served as President), which provides a $100,000 death benefit to his designated beneficiary.  Accordingly, had Mr. John C. Dicus died on September 30, 2008, his designated beneficiary would have received $100,000 under this policy.  The Bank is entitled to 100% of the cash surrender value of the policy.

As also discussed under “Compensation Discussion and Analysis—Retirement and Other Benefits,” in September 2007 the Bank purchased Bank Owned Life Insurance.  Under the terms of the Bank Owned Life Insurance, each insured employee was provided the opportunity to designate a beneficiary to receive a death benefit equal to the insured employee’s base salary as of August 27, 2007 if the insured dies while employed by the Bank.  All NEOs, except the Chairman (due to his age), are insured under the Bank Owned Life Insurance and have designated beneficiaries.  Had Mr. John B. Dicus, Townsend, Brubaker or Aleshire died on September 30, 2008, the death benefit payable would have been $489,000, $210,000, $214,000 or $214,000, respectively.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained above with management and, based on such review and discussion, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The foregoing report is furnished by the Compensation Committee of the Company’s Board of Directors:

B.B. Andersen (Chairman)
Jeffrey M. Johnson
Michael T. McCoy, M.D.
Jeffrey R. Thompson
Marilyn S. Ward

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Capitol Federal Financial’s directors and executive officers, and persons who own more than 10% of Capitol Federal Financial=s common stock to report their initial ownership of Capitol Federal Financial=s common stock and any subsequent changes in that ownership to the SEC.  Specific due dates for these reports have been established by the SEC, and Capitol Federal Financial is required to disclose in this proxy statement any late filings or failures to file.

Capitol Federal Financial believes that, based solely on a review of the copies of such reports furnished to it and written representations that no other reports were required during the fiscal year ended September 30, 2008, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with during fiscal 2008.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Capitol Federal Financial=s compensation plans and matters are administered by the Stock Benefit Committee and the Compensation Committee.  The Stock Benefit Committee is currently comprised of Directors Andersen and Ward.  The Compensation Committee is currently comprised of Directors Andersen (Chairperson), Johnson, McCoy, Thompson and Ward.

CERTAIN TRANSACTIONS

The charter of the Audit Committee of Capitol Federal Financial’s Board of Directors provides that the Audit Committee is to review and approve all related party transactions (defined as transactions requiring disclosure under Item 404 of Securities and Exchange Commission Regulation S-K) on a regular basis.

Capitol Federal Savings has followed a policy of granting loans to officers and directors.  These loans are made in the ordinary course of business and on the same terms and conditions as those of comparable transactions with the general public prevailing at the time, in accordance with our underwriting guidelines, and do not involve more than the normal risk of collectibility or present other unfavorable features.

All loans that Capitol Federal Savings makes to directors and executive officers are subject to Office of Thrift Supervision regulations restricting loans and other transactions with affiliated persons of Capitol Federal Savings.  Loans to all directors and executive officers and their associates totaled approximately $5.9 million at September 30, 2008, which was 0.7% of our equity at that date.  All loans to directors and executive officers were performing in accordance with their terms at September 30, 2008.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Capitol Federal Financial specifically incorporates it by reference in such filing.

The Audit Committee has reviewed and discussed the audited financial statements of Capitol Federal Financial for the fiscal year ended September 30, 2008 with Capitol Federal Financial management.  The Audit Committee has discussed with Deloitte & Touche LLP, the Company=s independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 114 (Communication with Audit Committees), as amended.

The Audit Committee has also received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the Audit Committee has discussed the independence of Deloitte & Touche LLP with that firm.

Based on the Audit Committee's review and discussions noted above, the Audit Committee recommended to the Company’s Board of Directors that Capitol Federal Financial's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2008, for filing with the SEC.

The foregoing report is furnished by the Audit Committee of the Company’s Board of Directors.

Marilyn S. Ward (Chairperson)
B. B. Andersen
Jeffrey M. Johnson
Michael T. McCoy
Jeffrey R. Thompson

PROPOSAL II

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of Capitol Federal Financial's Board of Directors has renewed Capitol Federal Financial's arrangement for Deloitte & Touche LLP to be the Company's independent auditors for the fiscal year ending September 30, 2009, subject to the ratification of that appointment by Capitol Federal Financial's stockholders at the annual meeting.  A representative of Deloitte & Touche LLP is expected to attend the annual meeting to respond to appropriate questions and will have an opportunity to make a statement if he or she so desires.

For the fiscal years ended September 30, 2008 and 2007, Deloitte & Touche LLP provided various audit and non-audit services to the Company. Set forth below are the aggregate fees billed for these services:

(a)
Audit Fees: Aggregate fees billed for professional services rendered for the audit of the Company's annual financial statements, for the audit pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, for the review of financial statements included in the Company's Quarterly Reports on Form 10-Q, for statutory and regulatory audits and for consents: $852,300 - 2008; $931,802 - 2007.

(b)
Audit Related Fees: Aggregate fees billed for professional services rendered related to audits of employee benefit plans, stand-alone audit of subsidiary and mutual holding company, preparation for compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and agreed-upon procedures engagements: $106,200 - 2008; $58,000 - 2007.

(c)	Tax Fees: Aggregate fees billed for professional services rendered related to tax return preparation and tax consultations: $119,236 - 2008; $97,621 - 2007.

(d)	All other fees: Aggregate fees billed for all other professional services, consisting of: $20,137 2008; $49,625 - 2007.

    The Audit Committee generally pre-approves all audit and permissible non-audit services to be provided by the independent auditors.  The Audit Committee has, however, delegated authority to the chairperson of the Audit Committee to pre-approve services not pre-approved by the Audit Committee, provided such action is reported to the Audit Committee at its next meeting.   None of the services provided by Deloitte & Touche LLP described in items (a)-(d) above was approved by the Audit Committee pursuant to a waiver of the pre-approval requirements of the SEC=s rules and regulations.

The Board of Directors recommends that stockholders vote "FOR" the ratification of the appointment of Deloitte & Touche LLP as Capitol Federal Financial's independent auditors for the fiscal year ending September 30, 2009.

STOCKHOLDER PROPOSALS

In order to be eligible for inclusion in Capitol Federal Financial's proxy materials for next year's annual meeting of stockholders, any stockholder proposal to take action at the meeting must be received at Capitol Federal Financial's executive office at 700 S. Kansas Avenue, Topeka, Kansas 66603 no later than August 13, 2009.  All stockholder proposals submitted for inclusion in Capitol Federal Financial's proxy materials will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended, and, as with any stockholder proposal (regardless of whether included in Capitol Federal Financial's proxy materials), Capitol Federal Financial's Charter and Bylaws.

To be considered for presentation at next year's annual meeting, although not included in the proxy materials for that meeting, any stockholder proposal must be received at Capitol Federal Financial's executive office at least five days prior to next year's annual meeting.

OTHER MATTERS

The Board of Directors is not aware of any business to come before the annual meeting other than the matters described above in this proxy statement.  However, if any other matters should properly come before the meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

ADDITIONAL INFORMATION

Capitol Federal Financial will pay the costs of soliciting proxies.  Capitol Federal Financial will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock.  In addition to solicitation by mail, directors, officers and employees of Capitol Federal Financial may solicit proxies personally or by facsimile, telegraph or telephone, without additional compensation.

ANNUAL MEETING OF STOCKHOLDERS OF

CAPITOL FEDERAL FINANCIAL

January 14, 2009

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.

\- OR -

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries and follow the instructions. Have your proxy card available when you call.

\- OR -

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER	
ACCOUNT NUMBER	

You may enter your voting instructions at 1-800-PROXIES in the United States or 1-718-921-8500 from foreign countries or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20230000000000000000 0 011409

The Board of Directors recommends a vote "FOR" the election of all nominees named herein and "FOR" the ratification of the appointment of Deloitte & Touche LLP.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors: (for three-year terms)

NOMINEES:
- ○ B.B. Andersen
- ○ Morris J. Huey, II

☐ **FOR ALL NOMINEES**

☐ **WITHHOLD AUTHORITY FOR ALL NOMINEES**

☐ **FOR ALL EXCEPT** (See instruction below)

INSTRUCTIONS: To withhold authority to vote for one nominee but not both nominees, mark **"FOR ALL EXCEPT"** and fill in the circle next to the nominee for whom you wish to withhold authority to vote, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

In their discretion, the proxies are authorized to vote on any other business that may properly come before the meeting or any adjournment or postponement thereof.

The undersigned acknowledges receipt from Capitol Federal Financial, prior to the execution of this Proxy, of Notice of the Annual Meeting of Stockholders, a Proxy Statement and Capitol Federal Financial's Annual Report to Stockholders for the fiscal year ended September 30, 2008.

Signature of Stockholder ________ Date: ________ Signature of Stockholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

REVOCABLE PROXY

CAPITOL FEDERAL FINANCIAL

ANNUAL MEETING OF STOCKHOLDERS
January 14, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints the members of the Board of Directors of Capitol Federal Financial, and its survivor, with full power of substitution, to act as attorneys and proxies for the undersigned to vote all shares of common stock of Capitol Federal Financial which the undersigned is entitled to vote at the Annual Meeting of Stockholders, to be held on January 14, 2009 at the Bradbury Thompson Center, 1700 S.W. Jewell, located on the Washburn University Campus, in Topeka, Kansas at 10:00 a.m. local time, and at any and all adjournments or postponements thereof, as follows:

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES NAMED HEREIN AND FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THE BOARD OF DIRECTORS IN ITS BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

CAPITOL FEDERAL FINANCIAL

January 14, 2009

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20230000000000000000 0 011409

The Board of Directors recommends a vote "FOR" the election of all nominees named herein and "FOR" the ratification of the appointment of Deloitte & Touche LLP.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors: (for three-year terms)

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instruction below)

NOMINEES:
- ○ B.B. Andersen
- ○ Morris J. Huey, II

INSTRUCTIONS: To withhold authority to vote for one nominee but not both nominees, mark **"FOR ALL EXCEPT"** and fill in the circle next to the nominee for whom you wish to withhold authority to vote, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

In their discretion, the proxies are authorized to vote on any other business that may properly come before the meeting or any adjournment or postponement thereof.

The undersigned acknowledges receipt from Capitol Federal Financial, prior to the execution of this Proxy, of Notice of the Annual Meeting of Stockholders, a Proxy Statement and Capitol Federal Financial's Annual Report to Stockholders for the fiscal year ended September 30, 2008.

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.